AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 14, 2019

CALTIER FUND I, LP

6540 Lusk Blvd, C240,
San Diego, California, 92121

1 (619) 344-0291

www.CalTierRealty.com

Up to 10,000,000 units representing limited partnership interests

SEE “SECURITIES BEING OFFERED” AT PAGE 42

We are offering up to 10,000,000 limited partnership interests on a "best efforts" basis.

	Price to public	Underwriting discount and commissions	Proceeds to issuer(1)	Proceeds to other persons
Per unit (2)	$5.00	N/A	$5.00	$0
Total Maximum	$50,000,000	N/A	$50,000,000	$0

(1)       Not including expenses of the offering, which are estimated at $3 million for a fully-subscribed offering, not including state filing fees. The company has not engaged commissioned sales agents or underwriter; see the “Plan of Distribution and Selling Securityholders” for details.

(2)       Each unit will require $5.00 in capital contributions.

The company has engaged                                   an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the units to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering dollar amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in our sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this offering. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 12.

Sales of these securities will commence on approximately                           , 2019, within two days of the qualification of this offering.

This Offering Circular follows the Offering Circular format.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC. Periodically, as we make material investments, update our capital contribution amount, or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the CalTier website, www.caltierrealty.com. The contents of the CalTier website (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Company’s Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

∙	overall strength and stability of general economic conditions and of the real estate industry more specifically;

∙	changes in the competitive environment, including new entrants;

∙	our ability to generate consistent revenues;

∙	our ability to effectively execute our business plan;

∙	changes in laws or regulations governing our business and operations;

∙	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

∙	costs and risks associated with litigation;

∙	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

∙	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

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This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our securityholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

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We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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OFFERING SUMMARY

This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section before making a decision to invest in our limited partnership interests.

In this Offering Circular, the term “CalTier” “we”, or “the company” refers to CalTier Fund I, LP. The term “offering” refers to the offer of limited partnership interests offered pursuant to this Offering Circular. The company’s website is not incorporated into this Offering Circular.

CalTier Fund I, LP

The CalTier Fund I, LP is a newly organized Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The company will be managed by General Partner, CalTier Realty, LLC, a California limited liability company (the “General Partner” or “CTR”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on acquiring and managing assets in the West, Southwest, and Midwest United States either on its own behalf or with strategic partner(s). CTR is the General Partner and manager of CalTier Fund I, LP whose focus is to source US and international capital from individuals, family offices and institutional partners into United States real estate markets and deploy it primarily into real estate portfolio investments or directly into a real estate asset via various funds, including Regulation A. CTR has been created by a group of industry professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment, immigration and U.S. real estate market. We believe that CTR has extensive relationships across the Southwest, Midwest and Western United States with those who have access to the types of assets targeted by the company, including off-market real estate opportunities.

Our office is currently located at 6540 Lusk Blvd, C240, San Diego, California, 92121. Our telephone number is (619) 344-0291 Information regarding the company is also available on our web site at www.CalTierRealty.com.

Investment Objectives

We intend to focus primarily on multi-family B and C class assets valued at $6–$30 million in the West, Southwest, and Midwest United States, see below in “The Company’s Business - Investment Strategy”. Our typical investments will be leveraged by debt instruments approximately 65% and 35% equity from the partnership and will be acquired primarily for income. However, our General Partner may focus in other regions and other types of assets as determined from time to time.

Acquisition Strategy

We intend to primarily acquire and operate existing, income-producing properties and newly constructed leased properties. Some newly constructed properties may not currently have tenants. We may acquire each property in its entirety, or as a fractional share ownership. Our current focus will be in multi-family assets that present significant opportunities for current or future income production. From time to time, we may also acquire properties that present opportunities for capital appreciation, such as in markets with high growth potential. However, at least every six months, our General Partner will revisit our overall strategy. We will use the proceeds from the offering of our limited partnership interests to acquire each property. Should the amount raised from the sale of limited partnership interests not be sufficient to acquire a property outright, we intend to leverage those proceeds and finance the acquisition through the use of non-recourse loans with the entity purchasing the property as the named borrower, and/or acquire a fractional interest in the property. In the event we do not acquire a direct interest in the property, we will ensure that our aggregate interests represent less 45% of our total assets

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Distributions

We intend to make distributions to investors of the funds legally available for distribution. Investors may incur their pro rata share of net losses or net gains for tax purposes, even if no funds are legally available for distributions, which may occur if we have current liabilities limiting our ability to distribute funds to investors. The determination of whether any funds are available to distribute by the company is in the complete discretion of the General Partner, CalTier Realty, LLC. When distributions are made to investors, they will be made in accordance with the limited partnership agreement, included as an Exhibit to the Offering Statement of which this Offering Circular is a part. As such, each holder of limited partnership interests is entitled to the holder’s pro rata share of any distribution.

Market Opportunities

Our General Partner will select properties discovered through real estate brokers, pre-existing professional relationships, independent property owners and public/city properties and/or owned land. Properties selected aim to attract a wide demographic, from working-class individuals to millennials entering the market to downsizing baby boomers and foreign persons. However, from time to time, our General Partner will consider other real estate asset types if the assets meet CTR’s other investment criteria. The General Partners typical property profile for CTR’s target acquisition are as follows; however, the investment criteria may vary from time to time:

Asset	Multi-family B and C class assets with a purchase price of $6–$30 million;
Location	Located in the Southwest, Midwest, and Western United States in well-established middle-income neighborhoods
Strategy	“Value-add” properties that require from minor to extensive repair or refurbishing. Acquired properties offer the opportunity for continued growth, regardless of the state of the volatile economy, as well as the potential to invest in relatively small one-time improvements delivering increased payoffs.
Year Built	10–35 years old
Number of Units	50–300 units
Purchase Price	$6,000,000–$30,000,000 total cost
Price / Door	$50,000 to $500,000 per door
Equity Required	25–40%
Debt Assumptions	Debt will be from The United States Department of Housing and Urban Development program (HUD) , Commercial-Property Assessed Clean Energy (C-PACE) program, New Market Tax Credits (NMTC), City Tax Increment Financing (TIF), Bridge and Mortgage lenders including Federal National Mortgage Association for example.
Projected Rehabilitation Time	6–12 months for complete refurbishment for exteriors and as units become available for interior upgrades
Projected Hold Time	Properties will be acquired, improved and held 3–7 years

The above chart represents our intended asset target acquisition characteristics, actual acquisitions may vary depending on market opportunities.

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The Offering

Securities offered	Maximum offering of 10,000,000 units representing limited partnership interests
Units outstanding before the offering	1 units
Units outstanding after the offering	10,000,001 units
Minimum Investment for US persons	$500
Minimum Investment for non-US persons	$100,000
Use of Proceeds	The net proceeds of this offering will be used for acquisition and renovation of multi-family value-add asset(s) in Western, Midwestern, and Southwestern US States (including expenses to acquire, financing, improve and manage the property) in addition to operations and administrative and ongoing marketing expenses. See “Use of Proceeds”
Transferability	The units will be subject to contractual restrictions on transfer as established by our Limited Partnership Agreement

Selected Risks Associated with the Business

We are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

Risks Related to the Company

●	We have no prior operating history.
●	We have not yet identified the properties we intend to acquire.
●	The company may not be able to locate suitable investments.
●	We may not be able to diversify in the way contemplated by this Offering Circular.
●	We are dependent on key individuals.
●	We are investing in real estate, which is inherently risky.
●	We cannot guarantee proceeds from the sale of properties.
●	Our company will be controlled by the General Partner.
●	Our investors do not elect or vote on our General Partner and have limited ability to influence decisions regarding our business.
●	We may only be able to acquire a fractional interest in an identified property.
●	We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing.
●	The company could be adversely affected by rising interest rates.
●	The financial covenants in any loans may limit the company’s flexibility and ability to pay cash flow.
●	The company does not yet have any commitments for lines of credit or other loan facilities.
●	There is a risk that you may not receive distributions at all, or that distributions may not grow over time.
●	We may invest in distressed or properties in similar situations, which increases the risk of a loss.
●	We may not carry enough insurance to cover potential losses.
●	We intend to invest in real estate, which is generally illiquid as an asset class.
●	We may not be able to lease the properties as anticipated.
●	Tenant defaults could negative impact our expected revenues.
●	The company is subject to risk related to development and re-development of properties.
●	The company will have to conduct its own due diligence on potential investment properties.

Risks Related to Compliance and Regulation

●	Changes in property taxes could impact our revenues.
●	As property owners, we will be subject to environmental risks.
●	We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act.
●	The General Partner of the company is not registered as an investment advisor.
●	Structuring our business to avoid registration under the Investment Company Act imposes limits on our operations, which may adversely affect our results.
●	We anticipate that many of our investors will be non-US persons, and therefore reliant on their home countries regulations.

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Tax Risks

●	The income tax aspects of an investment in the company are complicated, and each investor should review them with his, her or its own professional advisors familiar with the investor’s particular income tax situation and with the income tax laws and regulations applicable to the investor and limited liability companies.
●	There may be future substantial tax law changes.
●	The company may be audited which could subject a member to tax liability.
●	You will be responsible for tax payments even if you do not receive a distribution.

 Risks Related to our Securities

●	We have minimal capital, no significant assets and no revenue from operations.
●	There is no minimum amount set as a condition to closing this offering.
●	It will be difficult to sell and/or redeem the units.

Risk Related to Conflicts of Interest

●	There are conflicts of interest between us, our General Partner and its affiliates.
●	We have agreed to limit remedies available to us and our investors for actions by our General Partner that might otherwise constitute a breach of duty.
●	The interests of the General Partner, its principals, and its other affiliates may conflict with your interests.
●	We have agreed to limit remedies available to us and our limited partners for actions by the General Partner.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

We have no prior operating history. The company and the General Partner are newly formed and have no operating history as of the date of this Offering Circular. While we have a plan for our future operations, there is no track record we can point to for investors to understand our prior performance.

We have not yet identified the properties we intend to acquire. The company has not yet acquired or definitively identified any assets for purchase. As a result, there is no information regarding the performance of particular assets that you can evaluate when determining whether to invest in the company, and investors will generally not have an opportunity to evaluate or to approve the company’s investments. You must rely solely on the General Partner with respect to the selection, amount, character of investment and economic merits of each potential investment. The company may make investments in non-performing or other troubled assets that involve a significant degree of financial risk. In addition, because the company may acquire investments over an extended period of time, the company will be subject to the risks of adverse changes in long-term interest rates and in the real estate market generally. Additionally, because the company may only make a limited number of investments, poor performance by one or two of the investments could adversely affect the total returns to you.

The company may not be able to locate suitable investments. The company may be unable to find a sufficient number of attractive opportunities to meet its investment objectives. The company also may encounter substantial competition in seeking suitable investments for the company. In addition, the company may be delayed in making investments due to delays in completing the underwriting or due diligence processes.

We may not be able to diversify in the way contemplated by this Offering Circular. While geographic diversification is an objective of the company, there is no assurance as to the degree of diversification that will actually be achieved in the company’s investments. If the company makes an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that the company will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of the company having an unintended long- term investment and reduced diversification. If the company raises less capital than anticipated, the company will likely be less diversified than the General Partner intends, which would increase the risk of an investment in the company.

We are dependent on key individuals. The success of the company will depend upon the ability of the General Partner and its affiliates and officers to manage the company in a manner such that the company achieves its investment objective. There can be no assurance that the services of these individuals will remain available to the General Partner, or that these individuals will otherwise continue to be able to carry on their current duties throughout the company’s term. The loss of the services of any of the key executives and/or other personnel of the General Partner and the inability to recruit and hire additional key executives and/or other personnel as needed could have a material adverse effect on the company’s operations and performance. There can be no assurance that the General Partner would be able to attract and hire suitable replacements in the event of any such loss of services.

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We are investing in real estate, which is inherently risky. The company will invest primarily in multi-family real property in the Western, Southwestern, and Midwestern United States. The ability of the company to preserve its investment and achieve its objectives is dependent in large part upon the company’s success in preserving and enhancing the values of its real estate assets. In the case of each investment, the company will be subject to the general risks of real property ownership, including, adverse local market conditions, financial conditions of tenants and buyers and sellers of properties, changes in availability of debt financing, real estate tax rates and other operating expenses, environmental laws and other governmental rules and fiscal policies, changes in the relative popularity of properties, dependence on cash flow, uninsurable losses and other factors which are beyond the control of the General Partner or the company. In addition, the real estate industry as a whole is affected from time to time by economic and other conditions beyond its control which might have an adverse effect upon the company and its investment portfolio, including acts of God, natural disasters, war, international hostilities, terrorism, national and international economic conditions, interest rate levels, and energy prices.

We cannot guarantee proceeds from the sale of properties. The General Partner will have the discretion to determine whether to hold or sell a property, and may elect to hold and operate a property for an indefinite period of time. If it elects to sell a property, the sales price to be realized upon the sale or other disposition of the property will depend upon many factors, including the availability and pricing of financing for purchasers from time to time, the availability and price of comparable properties, and conditions in the real estate market in general. We cannot assure you that the price and terms of such sale or other disposition will be sufficient to pay any return at all, or that there will not be a loss as a result of such transaction.

Our company will be controlled by the General Partner. Decisions with respect to the management of the company will be made by the General Partner. Limited partners will have no opportunity to control the day-to-day operation, including investment and disposition decisions, of the company. Consequently, the limited partners will not be able to evaluate for themselves the merits of particular investments prior to the company’s making such investments. For the foregoing reasons, no person should invest in the company unless such person is willing to entrust all aspects of the management of the company to the General Partner.

Our investors do not elect or vote on our General Partner and have limited ability to influence decisions regarding our business. Our limited partnership agreement provides that the business, affairs and property of the company will be managed under the direction of our General Partner. Our investors do not elect or vote for the General Partner and the General Partner can only be removed by a vote of the limited partners in very limited circumstances, including that the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the Net Asset Value of the company. Moreover, unlike the holders of common shares in a corporation, our limited partners have only limited voting rights on matters affecting our business (the voting rights primarily relate to amendments to our limited partnership agreement that would adversely change the rights of the limited partners), and therefore limited ability to influence decisions regarding our business.

We may only be able to acquire a fractional interest in an identified property. We may be faced with the decision to acquire a property outright by leveraging proceeds from the offering with debt, or only acquiring a fractional interest with or without debt financing. While we will require sellers to grant us the right to manage and control the disposition of the property, in the event that we only acquire a fractional interest, we may encounter challenges to our ability to manage the operations of that property.

We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing. The General Partner anticipates that the company will often use mortgage financing to acquire some or all of the properties in order to permit the ownership of each property with less of an equity investment than if no debt was involved, with the objective of increasing the potential return on invested capital. As a result, the company’s business is subject to the risks normally associated with debt financing, including the risk that the cash receipts from the operation of a property are insufficient to meet the principal and interest payments on such debt. If the company fails to make payments as due on a mortgage, the lender could declare that mortgage in default and institute foreclosure proceedings against the property and, possibly, other properties owned by the company to the extent any loans have been cross-collateralized.

The company could be adversely affected by rising interest rates. Increases in interest rates would increase the company’s interest expense, which could adversely affect the company’s cash flow and the company’s ability to service its debt. In addition, increases in costs of financing may lessen the appeal of some development or acquisition opportunities to the company.

The financial covenants in any loans may limit the company’s flexibility and ability to pay cash flow. These covenants may limit the company’s flexibility in its operations, and breaches of these covenants could result in defaults under the credit facility even if the company has satisfied its payment obligations.

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The company does not yet have any commitments for lines of credit or other loan facilities. No assurances can be given that the company will be able to obtain the anticipated debt facilities in the required amounts or obtain alternative financing. In the absence of such debt facilities, the returns to the limited partners may be reduced.

There is a risk that you may not receive distributions at all, or that distributions may not grow over time. We intend to make distributions on a quarterly basis from assets legally available therefor to our limited partners. We have not established a minimum distribution payment level and the amount of our distributions will vary over time. Our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this Offering Circular. All distributions will be made at the discretion of our General Partner and will depend on our earnings, our financial condition, and other factors that our General Partner may deem to be relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our limited partners are:

●	the profitability of the investment of the net proceeds of this offering;

●	our ability to make profitable reinvestments;

●	interest charges or other expenses that reduce our cash flow;

●	defaults in our asset portfolio or other decreases in the aggregate NAV of our portfolio; and

●	the fact that anticipated operating expense levels may not be accurate and actual expense results are higher than estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

We may not be able to make distributions in the future or our General Partners may change our distribution policy in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to pay distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital reduces the basis of a limited partner’s investment in our limited partner units to the extent of such basis and is treated as capital gain thereafter.

We may invest in distressed or properties in similar situations, which increases the risk of a loss. The risks of real estate investment, including those described above, are often heightened in properties which are subject to lender sales and other distressed situations. The properties frequently have experienced a decline in value, and the decline may continue following the acquisition. Also, the properties may be more difficult to sell given the market conditions which gave rise to the lender sale. In addition, the properties need to be carefully evaluated to insure that they don’t require significant refurbishment on account of deferred maintenance and that the company will be able to fill sufficient vacancies to profitably operate the property.

We may not carry enough insurance to cover potential losses. The General Partner intends to arrange for or require comprehensive liability and casualty insurance that is customarily obtained on properties of the type in which the company invests. However, the possibility exists that certain disaster or catastrophic risk insurance (e.g., coverage against casualties caused by acts of war or terrorism) may be unavailable in the future, available only at prices which the General Partner deems prohibitive or be subject to extremely high deductibles, or that the properties will otherwise sustain losses which are not covered by insurance. In the event an uninsured loss occurs with respect to a real estate project in which the company has an interest, the company could suffer the loss of the capital invested and any income and profits that might be anticipated from that investment.

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We intend to invest in real estate, which is generally illiquid as an asset class. Real estate investments are not as liquid as other types of assets. Because real estate investments are relatively illiquid, the company’s ability to promptly sell one or more properties or investments in its portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The company may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

We may not be able to lease the properties as anticipated. The success of the company’s properties will be largely dependent upon the ability of the General Partner and/or its leasing and rental agents (whether or not such leasing and rental agents are affiliates of General Partner) to timely lease the properties on favorable terms. A property may incur a vacancy either by the continued default of tenants under leases, the expiration of a lease or the termination by the tenant of a lease. The company may be unable to renew leases or relet space and if such vacancies continue for a long period of time, the company may suffer reduced revenues resulting in less cash available for distribution to you. In addition, because a property’s market value depends principally upon the value of the property’s current and future leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce or eliminate any return on your investment.

Tenant defaults could negative impact our expected revenues. At any time, any of the company’s tenants may fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Tenant defaults may adversely affect the property value of the company’s investments and the company’s distributable cash flow. Property values and the company’s distributable cash flow would be adversely affected if tenants are unable to meet their obligations to the company. In the event of default by tenants, the company may experience delays and incur substantial costs in enforcing the company’s rights as landlord. Upon a default, the company may not be able to relet the space or to relet the space on terms that are as favorable to the company as the defaulted lease, which could adversely affect the company’s financial results. Further, a tenant may elect to remain in a property after defaulting on the terms of their lease, and the company may need to take legal and other actions in order to prepare the property to be relet.

The company is subject to risk related to development and re-development of properties. The company may engage in real estate development and/or re-development. To the extent that the company invests in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks beyond the control of the company, such as weather or labor conditions or material shortages), general market and lease-up risk, and the availability of both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the company and on the amount of funds available for distribution to the limited partners.

The company will have to conduct its own due diligence on potential investment properties. There is generally limited publicly available information about real properties, and the company must therefore rely on due diligence conducted by the General Partner and/or its affiliates. Should the General Partner’s and/or its affiliates’ pre-acquisition evaluation of the physical condition of each new investment fail to detect certain defects or necessary repairs, the total investment cost could be significantly higher than expected. Furthermore, should the General Partner’s estimates regarding the current or anticipated occupancy rate and rate payments end up being too high (e.g., from rental rate caps, limits on subsidized rents or limits on eviction), or the estimates on the costs of maintenance and/or improving an acquired property prove too low, its assumptions regarding the current or anticipated occupancy rate and rate payments end up being to high, or its estimates of the time required to develop or achieve occupancy prove too optimistic, the profitability of the investment may be adversely affected.

Risks Related to Compliance and Regulation

Changes in property taxes could impact our revenues. Each of the company’s properties will be subject to real and personal property taxes. These taxes on the company’s properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect the company’s financial results.

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As property owners, we will be subject to environmental risks. Ownership of properties involves environmental risks. Federal, state and local laws and regulations to protect the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner which could adversely affect the company.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Failure by the company to uncover and adequately protect against environmental issues in connection with a property investment may subject the company to liability as owner of such property.

We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act. The company’s properties may be subject to the Americans with Disabilities Act (the “ADA”). The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. The company will attempt to place the burden on sellers or other third parties, such as a tenant, to ensure compliance with the ADA. However, no assurance can be given that the company will be able to allocate responsibilities in this manner. If the company cannot, its cash resources used for ADA compliance will reduce cash available for distributions. In addition, the company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the company’s properties. The company may be required to make substantial capital expenditures to comply with those requirements

The General Partner of the company is not registered as an investment advisor. The General Partner does not intend to register as an “investment adviser” under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) pursuant to an exemption therefrom. Investors in the company, therefore, will not have the protections that may be deemed to be afforded to investors under this act.

Structuring our business to avoid registration under the Investment Company Act imposes limits on our operations, which may adversely affect our results. We intend to continue to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in the acquisition of multi-family value-add properties. We may also invest in commercial properties that can be repurposed, ground-up developments, and, to a lesser extent, real estate-related debt, other real estate-related assets, and non real estate related assets.

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In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the General Partner (in a General Partner-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our limited partnership interests, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

o	limitations on capital structure;

o	restrictions on specified investments;

o	restrictions on leverage or senior securities;

o	restrictions on unsecured borrowings;

o	prohibitions on transactions with affiliates; and

o	compliance with reporting, record-keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our limited partners could be materially adversely affected.

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We anticipate that many of our investors will be non-US persons, and therefore reliant on their home countries regulations. We anticipate that a large percentage of our investments will generate from foreign countries including but not limited to China, India, UK, Vietnam, Canada, Japan, Mexico, and Brazil. To the extent there are regulatory changes in those countries it may limit investors abilities to invest and participate in this offering. Further, if relations between the United States and some of these countries worsen, investors may be unwilling to hold or buy our limited partnership interests. Moreover, we will be relying on representations from the such investors that they may legally invest, if those representation are inaccurate, the company may incur liability. Without this source of investment we most likely will not be able to meet our fundraising goal and we will be limited in scope what we will be able to do with the investment.

Tax Risks

The income tax aspects of an investment in the company are complicated, and each investor should review them with his, her or its own professional advisors familiar with the investor’s particular income tax situation and with the income tax laws and regulations applicable to the investor and limited liability companies. The company expects to be treated as a partnership for federal income tax purposes, with the result that the investors, not the company, will be taxed on the company’s recognized income and gain. Investors will have this income tax liability even in the absence of cash distributions and thus may have taxable income and income tax liability arising from their investments in the company in years when they receive no cash distributions from the company. In addition to federal income taxes, each investor may incur income tax liabilities under the state or local income tax laws of certain jurisdictions in which the company will operate, as well as in the jurisdiction of that investor’s residence or domicile. State and local income tax laws vary from one location to another, and federal, state and local income tax laws are both complex and subject to change.

There may be future substantial tax law changes. Legislative, judicial or administrative changes may be forthcoming which would adversely affect an investor’s investment in the company. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes. Prospective purchasers of limited partners interests are urged to consult their own counsel or other tax advisor regarding the current status of any such proposals and their potential impact on the company.

The company may be audited which could subject a member to tax liability. The company’s income tax returns may be audited by the IRS. Any audit of the company could result in an audit of a member’s tax return, causing adjustments of items unrelated to investment in the company, in addition to adjustments to various partnership items. In the event of any such adjustments, a member may incur attorneys’ fees, court costs and other expenses contesting deficiencies asserted by the IRS. A member may also be liable for interest on any underpayment and certain penalties from the date tax was originally due. Unless the company elects otherwise, the tax treatment of all partnership items will generally be determined at the partnership level in a single proceeding rather than in separate proceedings with each member, and the General Partner would be primarily responsible for contesting federal income tax adjustments proposed by the IRS. In this connection, the General Partner could extend the statute of limitations as to all limited partners and, in certain circumstances, could bind limited partners to a settlement with the IRS.

You will be responsible for tax payments even if you do not receive a distribution. Limited partners will be required to report their distributive share of the taxable income of the company. Although the company may make distributions to the limited partners for them to satisfy taxes imposed on them in respect of their distributive shares of the company’s taxable income, the General Partner will have full discretion whether or not to make any such distributions. The limited partnership agreement does not require the General Partner to make mandatory tax distributions.

 Risks Related to our Securities

We have minimal capital, no significant assets and no revenue from operations. We have minimal capital and for the foreseeable future will be wholly dependent upon our ability to finance our operations from the sale of equity or other financing alternatives. We cannot assure you that we will be able to successfully raise capital. The failure to successfully raise capital could result in our bankruptcy or other event that would have a material adverse effect on us and on the value of your limited partnership interests. We have no significant assets or financial resources, so such adverse event could put your investment at significant risk.

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There is no minimum amount set as a condition to closing this offering. Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

It will be difficult to sell and/or redeem the units. There has been no active public market for our units prior to this offering and an active trading market may not be developed or sustained following this offering, which may adversely impact the market for units and make it difficult to sell your units. There is no formal marketplace for the resale of our units. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their securities as collateral.  Over-the-counter markets have from time to time experienced significant price and volume fluctuations. As a result, the market price of our units (if any market were to develop) may be similarly volatile, and holders of our units may from time to time experience a decrease in the value of their units, including decreases unrelated to our operating performance or prospects. Further, the units may only be transferred to the extent such a transfer would not impact our tax status and is in compliance with securities laws. The price of our limited partners interests could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this Offering Circular. Moreover, our redemption plans includes restrictions that would limit your ability regarding the sale of your units and our General Partner, its sole discretion, could amend, suspend or terminate our redemption plan without notice, see “Securities Being Offered —Redemption Plan.” Due to the illiquid nature of the units, investors should be prepared to hold the units for an indefinite period of time.

Risk Related to Conflicts of Interest

There are conflicts of interest between us, our General Partner and its affiliates. Some of our General Partner’s executive officers or members are affiliated in companies that may provide services to us, including debt financing for our projects. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. Some of the conflicts inherent in the company’s transactions with the General Partner and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The company, the General Partner and their affiliates will use their best efforts to try to balance the partnership’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the partnership, these actions could have negative impact on our financial performance and, consequently, on distributions to holders of our limited partnership interests.

We have agreed to limit remedies available to us and our investors for actions by our General Partner that might otherwise constitute a breach of duty. Our General Partner maintains a contractual, as opposed to a fiduciary relationship, with us and our investors. Accordingly, we and our investors will only have recourse and be able to seek remedies against our General Partner to the extent it breaches its obligations pursuant to our limited partnership agreement. Furthermore, we have agreed in the limited partnership agreement to limit the liability of our General Partner and to indemnify our General Partner against certain liabilities. These provisions are detrimental to investors because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our limited partnership interests, investors will be treated as having consented to the provisions set forth in the limited partnership agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the limited partnership agreement because of our desire to maintain our ongoing relationship with our General Partner.

The interests of the General Partner, its principals, and its other affiliates may conflict with your interests.The limited partnership agreement provides the General Partner with broad powers and authority, which may result in one or more conflicts of interest between your interests and those of the General Partner, its principals and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:

●	the General Partner, its principals and/or its other affiliates may originate and offer other real estate investment opportunities, including additional blind pool offerings similar to this offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

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●	affiliates of the General Partner may compete with us with respect to certain investments which we may want to acquire, and as a result we may either not be presented with the opportunity or have to compete with the affiliates to acquire these investments. The General Partner and our officers may choose to allocate favorable investments to its affiliates instead of to us. The ability of the General Partner, its officers and individuals providing services to the General Partner to engage in other business activities may reduce the time the General Partner spends managing us;
●	the General Partners, its principals and/or other affiliates are not required to devote all of their time and efforts to our affairs. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from the General Partner, other entities for which the General Partner may also acts as an investment manager will likewise require greater focus and attention, placing the General Partner’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if the General Partner did not act as a manager for other entities;
●	we pay the General Partner management fees regardless of the performance of our portfolio. The General Partner’s entitlement to compensation that is not performance-based might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our limited partners and the value of our units;
●	the General Partner is entitled to a three percent asset management fee, which is payable on all assets in our portfolio, including any investments acquired through debt financing. As a result, the General Partner may have an incentive to seek debt financing in order to increase assets under management and earn the increased asset management fee;
●	the General Partner, its principals and its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the General Partner its principals and/or its other affiliates for their own benefit; and
●	we may engage the General Partner or affiliates of the General Partner to perform services at prevailing market rates. Prevailing market rates are determined by the General Partner based on industry standards and expectations of what the General Partner would be able to negotiate with third parties on an arm’s length basis.

We have agreed to limit remedies available to us and our limited partners for actions by the General Partner.The General Partner is a fiduciary to the company and as such, is required to act in our best interests. But we and our limited partners will only have recourse and be able to seek remedies against the General Partner to the extent it breaches its obligations pursuant to our limited partnership agreement. Furthermore, we have agreed to limit the liability of the General Partner and to indemnify the General Partner against certain liabilities. These provisions are detrimental to our limited partners because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties, and could reduce returns for limited partnership interests. By purchasing our limited partnership interests, you will be treated as having consented to the provisions set forth in the limited partnership agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the limited partnership agreement because of our desire to maintain our ongoing relationship with the General Partner.

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DILUTION

Dilution means a reduction in value, control or earnings of the units the investor owns.

As of the date of this Offering Circular, the General Partner owns 100% of our outstanding limited partnership interests.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional units. In other words, when the company issues more units, the percentage of the company that you own will go down, even though the value of the company may go up. In the event this occurred, you would own a smaller piece of a larger company. This increase in number of units outstanding could result from a securities offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into units.

If the company decides to issue more units, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more units in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2018 Jane invests $20,000 for units that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in units to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into units. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more units than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more units for their money than would new investors in that subsequent round. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more units for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes).

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those units can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering a maximum of 10,000,000 units representing limited partnership interests on a “best efforts” basis.

We will use our existing website, www.caltierrealty.com, the offering page on the Manhattan Street Capital platform, www.manhattanstreetcapital.com/CalTierRealty, blogs, and other social media to provide notification of the offering. Persons who desire information will be directed to a landing page operated by us describing the offering.

The cash price per unit is $5.

The minimum investment is $500 for US persons or $100,000 for Non-US persons.

We intend to market the limited partnership interests in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (3) the date at which the offering is earlier terminated by us at our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The company is offering its securities in all states other than Texas, Florida, Arizona, North Dakota, and Nebraska. In the event we make arrangements with a broker-dealer or register as an issuer-dealer to sell into these states, we will file a supplement to the Offering Statement of which this Offering Circular forms a part.

No Minimum Offering Amount

The units being offered will be issued in one or more closings. No minimum amount of units must be sold before a closing can occur; however, there are minimum investment amounts for US persons and for Non-US persons and investors may only purchase additional limited partnership interests in minimum increments of $500 for US persons and $100,000 for Non-US persons. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Limited Partners

No securities are being sold for the account of limited partners; all net proceeds of this offering will go to of CalTier Fund I, LP.

The Online Platform

We will pay FundAthena, Inc., doing business as Manhattan Street Capital (“Manhattan Street Capital”) for its services in hosting the offering of the units on its online platform. This compensation consists of: (i) $25.00 per investor in cash paid when such investor deposits funds into escrow; (ii) a warrant to purchase a number of units in the General Partner by multiplying $25.00 by the total number of investors in this offering (with a maximum of 30,000 such investors for warrant purposes only) and dividing by the price of $1.5 million, which is the warrant price for the units in the General Partner. The warrants will have an exercise price of $1.5 million per unit in the General Partner. These warrants will be cashless exercise, with a five-year life from the preliminary offering circular date . Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

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Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the units. Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from us indicating that the offering is open for investment. We may close on investments on a “rolling” basis (so not all investors will receive their units on the same date). The funds tendered by potential investors will be held by our escrow agent, , and will be transferred to us at each closing.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the units in this offering, you should complete the following steps:

Go to www.manhattanstreetcapital.com/CalTierRealty, click on the "Invest Now" button;

Complete the online investment form;

Deliver funds directly by check, wire, debit card or electronic funds transfer via ACH to the specified account;

Once funds are received an automated AML check will be performed to verify the identity and status of the investor;

Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Escrow Agent has not investigated the desirability or advisability of investment in the units nor approved, endorsed or passed upon the merits of purchasing the securities.

The company has engaged                 at the escrow agent for the offering and to provide their integrated technology platform for processing investment transactions.

For non-US persons, we may engage foreign intermediaries to assist with offering. These intermediaries may receive 2–8% in commissions.

Computershare, a registered transfer agent with the Securities and Exchange Commission, will serve as transfer agent to maintain limited partner information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. We estimate the aggregate fee due to Computershare for the above services to be $ .

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of the company and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our units, these materials will not give a complete understanding of this offering, us or our units and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our units.

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USE OF PROCEEDS TO ISSUER

The table below sets forth our estimated use of proceeds from this offering assuming we sell in this offering units valued at (i) $2,500,000 and (ii) $50,000,000, the maximum offering amount.

We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in the acquisition of property for the value-add and sale of multi-family properties. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect that any expenses or fees payable to our General Partner for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our net profit and net loss. See “Management Compensation” for more details regarding the fees that will be paid to our General Partner and its affiliates. Many of the amounts set forth in the table below represent our General Partner’s best estimate since they cannot be precisely calculated at this time.

We may not be able to promptly invest the net proceeds of this offering in property for the purchase of multi-family property and other select real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

While we intend to run an efficient marketing effort for the offering, we are budgeting for a total of $3 million of marketing, broker dealer fees, legal and other expenses (based on a fully subscribed offering of $50 million). If we raise less money, variable offering costs will decrease proportionately.

	5% of the Maximum Offering Amount	25% of the Maximum Offering Amount	50% of the Maximum Offering Amount	75% of the Maximum Offering Amount	100% of the Maximum Offering Amount
Gross Offering Proceeds	$2,500,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Organization and Offering Expenses (1)(2)	$350,000	$1,000,000	$2,000,000	$3,000,000	$4,000,000
Net Proceeds/Estimated Amount Available for Investments	$2,150,000	$11,500,000	$23,000,000	$34,500,000	$46,000,000

(1)        Investors will not pay upfront selling commissions in connection with the purchase of our limited partnership interests. We will reimburse our General Partner for organization and offering costs. See “Management Compensation” for a description of additional fees and expenses that we will pay our General Partner.

(2)        Amount reflected is an estimate. Includes all expenses to be paid by us in connection with the formation of our company and the qualification of the offering, fees to foreign intermediaries, the marketing and distribution of units, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, including expenses associated with marketing this offering and our residential spaces, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of units under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

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If we raise $2,500,000, approximately $1,500,000 (60% of $2.5M) will be used as equity for acquisition and renovation of multi-family value-add asset(s) with a purchase price of $3-6M in Western, Midwestern, and Southwestern US States of which all funds will be used for expenses to acquire, secure financing, improve/remodel and manage the property. Up to 20% of remaining net proceeds may be invested into real estate related funds and non-real estate related funds with remaining net proceeds reserved for operations, administrative and marketing expenses.

For the maximum offering amount of $50M, approximately $30M equity (60% of $50M) across the portfolio investment (estimated 4–8 acquisitions/year) for acquisition and renovation of multi-family value-add asset(s) with a purchase price of $6-30M in Western, Midwestern, and Southwestern US States of which all funds will be used for expenses to acquire, financing, improve and manage the property. Up to 35% of remaining net proceeds may be invested into real estate related funds and non-real estate related funds with remaining net proceeds reserved for operations, administrative and marketing expenses.

The company reserves the right to change the above uses of proceeds if management believes it is in the best interests of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

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THE COMPANY’S BUSINESS

The CalTier Fund I, LP is a newly organized Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The company will be managed by General Partner, CalTier Realty, LLC (CTR), a California limited liability company. The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on opportunities in the Western United States. CTR’s focus is to safely bring international capital from ultra-high wealth individuals, family offices, and institutional partners into the United States alongside United States accredited and non-accredited investors and deploying funds into high yield real estate acquisitions. CTR has been created by a group of professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment and U.S. real estate market. We believe that CTR has extensive relationships across the Southwest, Midwest, and West coast with those who have access to real estate opportunities, including off-market real estate, that fit the company’s target investment criteria.

Investment strategy

Real estate properties are marketed as three different types of classes – Class A, Class B and Class C. These classes provide a shorthand way to describe attributes of properties. These are not exact classifications but generally real estate assets within a class have similar characteristics.

The highest quality building are Class A, some characteristics include that they tend to be:

●	built within the past 15 years;
●	low vacancy rates, high income tenants and high rents;
●	desirable location and professionally managed; and
●	no significant maintenance issues.

Class B is the next highest asset class, some characteristics include that they tend to be:

●	older than Class A buildings;
●	often higher vacancy rates and less affluent tenants;
●	less desirable location than Class A buildings and they can be professionally managed; and
●	there may be some maintenance issues.

This class is sometimes described as “value add” because with some renovations and improvements assets in this class can be elevated to a higher class.

The last asset class is Class C, some characteristics include that they tend to be:

●	older than 20 years;
●	less desirable locations and at times, poorly managed; and
●	they have some maintenance issues.

Class C buildings may need significant investment in order for them to become reliably income producing.

Our focus will primarily be multi-family units that fall into the Class B and Class C categories. We intend to use substantially all of the proceeds of this offering to acquire, manage, operate, leverage, and opportunistically sell multi-family rental properties and development projects through purchasing equity interests in those properties. In addition, we intend to leverage our interest in those properties through engaging in activities, through debt (including senior mortgage loans, subordinated mortgage loans (also referred to as B Notes), mezzanine loans, and participations in such loans), as well as commercial real estate debt securities and other real estate-related assets, where the underlying assets primarily consist of such properties. Even though our focus currently is multi-family rental properties that are Class B and Class C assets, our General Partner will evaluate our strategy at least once every six months. Our General Partner, may determine for a variety of reasons (including the lack of available assets) to refocus our policy and we may look toward acquiring other types of real property.

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We seek to create and maintain a portfolio of multi-family rental properties and other project investments that generate a low volatility income stream of attractive and consistent cash flow. We intend to achieve this primarily through investment in multi-family value add properties. ‘Value add’ is in this case is defined as properties that may exhibit management or operational problems, require physical improvement and/or suffer from capital constraints. By addressing these issues, we seek to increase value and cash flow of our properties over time.

Our proven underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at our sponsor, involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment for multi-family rental properties and development projects (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our limited partners.

Investment objectives

Our primary investment objectives are:

∙	to realize growth in the value of our investments within approximately five to seven years of the termination of this offering;

∙	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term;

∙	to pay attractive and consistent cash distributions;

∙

to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years to seven years of the termination of this offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

∙	to preserve, protect and return your capital contribution.

We also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

Investment Strategy

Successful investment process takes careful planning and constant improvement in practices at every point along the path from creating the initial relationship through completing the acquisition. For greater clarity, the path is divided into several steps, some of which are highlighted below. While the investment process is important, it is just the first portion in the complete execution of the asset’s life-cycle, and must be considered in light of the asset management and disposition strategies.

Our Investment Process

Source Relationships

Consistent exposure to quality opportunities must begin with creating relationships with those that might have information concerning properties that are available for purchase.

Brokers

Real estate brokers will provide the widest net in that they are in the business of speaking with owners that may become sellers.

Property Owners

Establishing direct relationships with property owners will increase the likelihood of access to opportunities before they hit the market.

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Identify Opportunities

Most submissions will go through an initial evaluation to gather market trends and data and to find a property that will fit our model.

Initial Evaluation

The starting process for considering an asset is done in the office, and involves a high level financial analysis of price, property rents, vacancy, market rents, potential physical improvements, current lending parameters and MSA dynamics.

Site Visit

When appropriate, a site visit will be conducted.

Advanced Evaluation

After property data obtained a final re-evaluation of the asset’s potential is conducted. Assumptions made in the initial study are confirmed or adjusted as appropriate.

Investment Committee

The final deciding group is the Investment Committee. It is also the role of the Investment Committee to determine the appropriate time for acquisition and disposing of an asset.

Due Diligence

Due Diligence stage is the final evaluation, both confirming the information gathered regarding the asset including but not limited to estoppels and property financial records received once escrow is opened, and in completing in-depth review of physical characteristics, including structural reports, Phase I hazardous substance reports, mold evaluations if concerns exist, etc.

Close Escrow

The transaction is completed only after all due diligence is done and the returns are consist with the terms approved.

Partnership Selection

We place significant value on our partnerships. Because of this, we conduct extensive due diligence on each partner. Typically we look for the following when conducting this due diligence:

1.	Years of experience in the management team.
2.	Successful deals completed.
3.	Complimentary focus of their portfolio with ours.
4.	Valuation, cash flow and financial stability.
5.	Values, mission and aligned goals.

Each partnership is different and we evaluate each one on a case by case basis and then determine if we wish to partner with them at the discretion of the General Partner

Market Outlook — Multi-Family Real Estate Market

Based on our understanding of the multi-family real estate market, we believe that existing apartments will continue to do quite well in terms of occupancy (i.e., 95%+ occupancy rate), but it will not be possible to push up rents as vigorously as in years past. We project that existing apartment rental rates in Southern California will move up 3–4% annually in 2019. We also believe that as an asset class, multifamily assets in West, Midwest and Southwest areas will continue to benefit from appealing risk-adjusted returns. Our understanding is that even through the volatility of the markets, the fundamental demand for housing coupled with population growth, make apartments a relatively safe option for investment capital.

Competition

Our ability to produce revenues will rely on several factors including and not limited to sourcing and acquiring properties to development and the real estate market once we have development the properties.

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We will compete with other organizations that invest in multi-family real estate assets, including real estate acquisition funds, REITs (e.g., Fundrise), individuals, corporations, insurance companies, pension funds, partnerships and private funds, for both the properties to development as well as for buyers and tenants once the properties have been developed. Some of these entities have more resources than ours.

Legal Proceedings

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

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INVESTMENT POLICIES

The company will focus on investing in Class B and Class C multi-family properties in the West, Southwest, Midwest, and Northwest United States. CTR, will act the General Partner of the company. Though the company may receive capital gains from these properties, the goal of the company will be to purchase properties for rental income.

The company will focus on investing in multi-family projects utilizing both equity and debt. Specifically, the company will focus in investing in B class and C class properties. The company will typically invest in properties with a purchase price in the $6 million to $30 million range. The General Partner will revisit this strategy at least every six months.

The company may acquire an interest in commercial real estate in a variety of ways, including but not limited to:

●	purchasing fee simple title to a property;
●	purchasing a note (performing or non-performing) secured by a property through negotiated lender sales and/or auctions;
●	providing straight debt or convertible debt to an owner of a property; or
●	purchasing a partnership or membership interest (including minority interests) in a special purpose entity that owns a property.

To the extent that the company acquires minority interests in special purpose entities it will need to structure those acquisitions in such a way as to not trigger the definition of an “investment company” under the Investment Company Act of 1940.

It is contemplated that the company may use leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio to 65% or less (75% or less, if mezzanine debt is obtained). The foregoing targets exclude short term lines of credit.

The primary focus for the company is multi-family income properties. However, the company may also make investments in ground up developments, secondary markets, other real estate and non-real estate backed securities and the like. The company will not invest in mobile home parks, hospitals or agricultural properties.

As of the date of this Offering Circular, the General Partner, on behalf of the company, has not entered into binding agreements with respect to the acquisition or financing of any properties.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations

We were formed on January 24, 2019 and, as of the date of this Offering Circular, we have not commenced operations. We will not commence any ‘significant operations’ defined as purchasing a property or a fractional interest thereof until we have raised at least $2,500,000. If we do not raise the maximum amount or even substantially more than $2,500,000 we will limit our operations, including making fewer investments.

Plan of Operations

We are a newly organized Delaware limited partnership formed to acquire and manage a portfolio of multi-family properties and other real estate-related investments which may be wholly or fractionally owned. In addition, we may acquire debt or preferred equity securities that meet our investment objectives.

We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of constructing a portfolio of real estate assets that provides stable, attractive returns to our investors. We may make our investments through direct ownership in real estate assets or in partnership with companies with investment objectives similar to ours. As of the date of this Offering Circular, we have not commenced operations nor have we identified any specific investments in which there is a reasonable probability that we will invest.

CalTier Realty, LLC is the General Partner and Manager of the company. CalTier Realty LLC is responsible for managing our day-to-day operations and our portfolio of real estate and other real estate-related assets. CalTier Realty, LLC also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and their oversight. CalTier Realty, LLC the Sponsor, and/or other affiliates of our Sponsor will provide marketing, investor relations and other administrative services on our behalf.

Liquidity and Capital Resources

In order to conduct our proposed operation we will need the net proceeds from this offering. In addition to those proceeds, we intend to obtain the required capital through a variety resources, including using leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio is anticipated to be 65% or less. The foregoing targets exclude short-term lines of credit, specifically, the company may obtain lines of credit to provide working capital and to fund acquisitions. No debt will be recourse to the limited partners. We currently have no outstanding debt and have not received a commitment from any lender to provide us with financing.

To date, we do not have any assets. If we do not raise the maximum amount or even substantially more than $2,500,000 we will limit our operations, including making fewer investments. See “Use of Proceeds of Issuer” for more details. However, since we have certain fixed operating expenses, if we do not raise our anticipated funds, our fixed fees will be a higher percentage of our income and thereby limit our the amounts you will receive in distributions.

In addition to funds being allocated to expenses, certain funds, including during our offering stage will distributed to our General Partner, including to offset certain organization and offering related fees. See, “Management Compensation” for more details.

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PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical operating results for CalTier Fund I, LP, which will be updated from time to time as we amend this Offering Circular. Investors in our limited partnership interests should not assume that they will experience returns.

The returns to our limited partners will depend on the performance of the underlying real estate property. Investors should not assume the past performance of the CalTier Fund I, LP will be indicative of our future performance. To date, there are no historical operating results to report for CalTier Fund I, LP or the General Partner.

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MANAGEMENT

Our General Partner

We operate under the direction of our General Partner, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The General Partner and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our General Partner will select commercial real estate acquisition opportunities, and inform investors about those opportunities through amendments or supplements to this Offering Circular. Following the receipt of sufficient investment capital to acquire whole or fractional interests in properties outright or through the use of debt financing, our General Partner will complete the acquisition transaction, whereby title to the property or the financial instrument, as applicable, will be held by the company or a wholly special purpose vehicle created to hold that specific property or instrument. Our General Partner and its affiliates will then be engaged for the day-to-day management of the acquired property. Responsibilities of our General Partner include property management, asset management, accounting, leasing and construction management. The General Partner may hire unaffiliated third parties to perform some of its responsibilities.

Our General Partner performs its duties and responsibilities pursuant to our limited partnership agreement. Our General Partner maintains a contractual, as opposed to a fiduciary relationship, with us and our limited partners. Furthermore, we have agreed to limit the liability of our General Partner and to indemnify our General Partner against certain liabilities.

Executive Officers and Significant Employees of our General Partner

The company is managed by our General Partner. As of the date of this Offering Circular, the executive officers and significant of our General Partner and their positions and offices are as follows:

Name	Position	Age
Matthew Belcher	Managing Member	41
Travis Hook	Managing Member	32
Parker Smith	Managing Member	37
Stephanie Sy	Managing Member	37

Matthew Belcher - Managing Member

Matthew Belcher is a Managing Member of CalTier Realty. Matt Belcher is engaged in many aspects of foreign direct investment (FDI), foreign trade and commerce both into and out of the US. He resides in Southern California and is a resource for any international individual, organization, family office of fund looking for well-structured deal flow within the United States. From 2016 to the present, he is a co-founder and CEO of the San Diego EB-5 Regional Center, a USCIS approved Regional Center. From 2017 to the present, he is Managing Partner of Woodmont EB-5 Regional Center. Within these roles, he provides high-value advice, project direction, fund management and deal-making services to project owners and stakeholders looking to leverage the EB-5 funding program and foreign direct investment (FDI) as a whole. His real estate experience covers projects and deals ranging from $1 million to $1 billion. He has over 20 years senior executive management experience across several continents covering deal structuring, M&A and sales/marketing performance while working with some of the largest companies in the world including BP, Shell, The International Olympic Committee, FT.com, Barclays Capital, Deutsche Bank, Virgin and many more globally. From 2010 to 2016, he owned ICWG, a boutique Management Consulting Firm and San Diego Business Plans. Prior to moving to the United States in 2010, he ran a software development company, Saviso Consulting, and worked in various software consulting companies.

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Travis Hook - Managing Member

Mr. Hook received his Bachelors of Science from Baylor University in Waco, TX in 2008 and his Masters of Business Administration from Alliant International University: Marshall Goldsmith School of Management San Diego, CA in 2015, with an emphasis on entrepreneurship and international business. From 2013 to 2016, Mr. Hook worked as a residential and commercial agent under Coastal Pacific Real Estate Brokerage in La Jolla, CA specializing in 1031 Tax Deferred Exchange and international buyer representation. In 2015, he co-founded MyCityShares, LLC, a management consulting company offering custom research, document creation, consulting and audit solutions to help domestic and international clients take advantage of the U.S. investment visa programs through US Real Estate acquisition and development opportunities. In 2016, Mr. Hook also co-founded the San Diego EB-5 Regional Center, a regional development entity licensed by the United States Citizenship and Immigration Services (USCIS) to promote regional job creation through foreign investment. The San Diego, CA based Regional Center is focused on encouraging economic growth through both EB-5 and foreign direct investment (FDI) into southern California. In the last several years there has been a greater demand from foreign investors through both the EB-5 Program and FDI to deploy capital safely and effectively into the US market.

Parker Smith - Managing Member

Parker Smith is a Managing Member of CalTier Realty. He is a Co-Founder and Managing Attorney at Sy and Smith, PC,with years of experience in Civil Litigation and Business Transactions. He has been at this position since January 2016. Prior to Sy and Smith, Mr. Smith worked at Booz Allen Hamilton Inc., one of the top U.S. defense consulting firms, and managed his own legal practice from 2012 to 2016. Mr. Smith received his Juris Doctor from Thomas Jefferson School of Law. Parker has a Bachelor’s in Business Finance from Brigham Young University, and spent several years working in the banking industry. Mr. Smith is a member of the California State Bar. He is fluent in Spanish.

Stephanie Sy - Managing Member

Stephanie Sy is a Managing Member of CalTier Realty. She is currently a Co-Founder and Attorney at Sy and Smith, PC with years of experience in Immigration Law, including EB-5 Foreign Investments and E-2 non-immigrant Investments. She has been at that position since January 2016. Prior to that, she was a Partner at USA Immigration Legal Group, LLC from January 2014 to December 2015. She has written legal articles for several publications and have spoken at several immigration seminars. Stephanie earned her Bachelor’s in Business Administration with a focus on Business Economics, cum laude, from the University of Arizona. She received her Juris Doctor from California Western School of Law in 2006. She is a member of the American Immigration Lawyers Association and the California State Bar. She was the former Chair of San Diego County Bar’s Immigration Section. She has been named to Cambridge Who’s Who for Executive Women. Stephanie is fluent in Tagalog and conversant in Fujian Chinese (Hokkien) and Mandarin Chinese.

Limited Liability and Indemnification of our General Partner and Others

Subject to certain limitations, our limited liability partnership agreement limits the liability of our General Partner and certain affiliates (including other limited partners), can be held liable to the company and its limited partners. In addition, the company will indemnify General Partner and other parties for liabilities, cost and expenses arising in connection with any action taken or omitted by an Indemnified Party, including attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, except to the extent that any liability from such Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence, or violation of the terms of this limited partnership agreement.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Removal of the General Partner

Our limited liability partnership agreement provides that our General Partner will serve as our General Partner for an indefinite term, however our General Partner may be removed by us, or may choose to withdraw as General Partner, under certain circumstances.

The General Partner may be removed upon the occurrence of one or more of the following events occurs:

●	the General Partner commits an act of willful misconduct which materially adversely damages the company
●	the holders of at least a majority of the outstanding limited partnership interests vote in favor of such removal.

Further, the General Partner will only serve until its bankruptcy, dissolution or if the General Partner is replaced by a natural person, that General Partner’s term will end by death or adjudication of incompetency.

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COMPENSATION OF EXECUTIVE OFFICERS

We do not currently have any employees and we do not currently intend to hire any employees who will be compensated directly by us. All individuals performing work for the company are employees of the General Partner and will receive compensation, including for services performed for us, from our General Partner. As executive officers of our General Partner, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities; service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our General Partner, we do not intend to pay any compensation directly to these individuals.

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MANAGEMENT COMPENSATION

Our General Partner and its affiliates, will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our General Partner nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common partnership units.

Form and Compensation Recipient	Determination of Amount	Estimated Amount
	Organization and Offering Stage
Organization and Offering Expenses – General Partner	To date, the General Partner has paid $________ organization and offering expenses on our behalf. We will reimburse the General Partner for these costs and future organization and offering costs it may incur on our behalf. We expect organization and offering expenses to not exceed $150,000 or, if we raise the maximum offering amount, approximately 6% of gross offering proceeds.	$150,000
	Acquisition and Development Stage
Acquisition Fee – General Partner or Other Party	Compensation for efforts of the General Partner in organizing the company, conducting due diligence on the property, procuring the acquisition loan, and making this investment opportunity available to investors. The fee will range from 1.0% - 2.5% per property.	Actual amounts are dependent upon the total equity and debt capital provided by the company, or their affiliates; we cannot determine these amounts at the present time. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of __% (the high end of the company’s disclosed target leverage range), would be $________.

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Operational Stage
Asset Management Fee – General Partner

Quarterly asset management fee equal to an annualized rate of 3.00%, which, until ________, 2019, will be based on our net offering proceeds as of the end of each quarter, and thereafter will be based on our Net Asset Value at the end of each prior quarter.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations. The asset management fee, assuming the maximum amount of this offering is raised and we utilize leverage of __% (the high end of the company’s disclosed target leverage range), would be $________ per year.

Expense Reimbursement -General Partner	We will reimburse the General Partner for out of pocket expenses paid to third parties in connection with providing services to us, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the General Partner or its affiliates.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

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Construction Management Fee – General Partner or Other Party	Compensation to the General Partner or a third party for the management of any construction on a property. This fee will be 5-7.5% of construction and/or renovation budget.
Property Management Fee - General Partner or Other Party	Most likely, to be paid to a third-party property manager, who will provide property management services. The property manager may be an affiliate of the General Partners. 2.5- 4% gross collected income from a property.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Liquidation – Listing Stage
Disposition Fee - General Partner or Other Party	Compensation for the efforts of the General Partner in the disposition of a property. This fee is earned on the sale of a property and it ranges from 0.5%-1.0% on the price of the property.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of __% (the high end of the company’s disclosed target leverage range), would be $________.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our General Partner and its affiliates. We discuss these conflicts below.

Our General Partner and affiliates are not currently officers, directors, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other investment companies but may do so in the future. However, some of our affiliates are officers, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other companies that way may apply to assist in the financing our acquisitions and projects.

Investment Opportunities

We rely on the investment professional at the General Partner to source investment opportunities. These same individuals may source opportunities for themselves, other companies that they are affiliated with and other companies that are managed by the General Partner. Though, our General Partner does not currently have other companies investing in the type of investment, our General Partner may in the future develop similar companies with a similar objective. In order to ameliorate this conflict we will aim to not have our acquisition stages overlap with other investment vehicles of the General Partner and we instituted conflicts of interest properties.

Competition for Tenants, Buyers and Service Providers

We may compete with other multi-family property owners as well as future companies that our General Partner will manage for potential tenants, buyers and service providers for the properties we develop. Further we may our properties may be in competition to be sold or we may compete for the services in the same developers, contractors, building General Partners or other third parties. In such case, we may not be able to fully mitigate our conflict; however, our to reduce conflicts our plan would be to inform the third party of all the potential properties, as appropriate.

Allocation of Time

We rely on the personnel of the General Partner and its affiliates for the development, management and our day-to-day operation of business. The individual are also the same individual who work with the other companies managed by our General Partner and its affiliates. Therefore, these individuals will need to allocate their time between the various entities and our not obligated to set aside a fixed amount of time for work for this company. That said, we believe that these professionals will have enough time to devote to the various entities. Further, because real estate requires a specialized skill set, we believe utilizing these professional does create certain efficiencies. However, should we discover that we lack the personnel resources to appropriate manage our business, our General Partner intend to hire staff as required.

Compensation

In the future some of the General Partner’s executive officers may be principals in a company providing property management and other services to us, including financing services. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. The current set up of the fees could impact their judgment including with respect to the sale of real estate investments, the acquisition of real estate, and the continuation, renewal or enforcement of our agreements with our General Partner or its affiliates.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution and Selling Securities Holders.”

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Duties Owed by Some of Our Affiliates to Our General and our General Partners’ Affiliates

Our General Partner’s are also officers, directors, managers and/or key professionals of related and unrelated businesses. As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us.

Conflict Resolution Measures

Further these managers of our General Partner have a duty to disclose real estate transactions only if all the following circumstances are met:

A transaction falls within the company’s investment profile that is defined every six months and agreed upon by the managers of the General Partner; the company has the ability to purchase the asset; the investment amount by the member or manager of the General Partner is over $250,000; and the real estate deal is not in the course of normal employment (e.g. if member or manager works for a property management company and that property management company was independently presented a real estate deal).

Once a manager discloses the information in writing, the managers or class B members of the General Partnership may object to the transaction within three days of receiving the disclosure. In the event an objection is received, the class B members and managers shall vote on whether the proposed transaction can proceed. The vote shall occur within 3 days of receiving the objection. A majority of the quorum must agree to the transaction, in order for the Manager to proceed. A quorum is defined as class B members representing a majority of the General Partnership interests. If no objection is received, the Manager may proceed with the transaction.

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SECURITIES BEING OFFERED

The company is offering limited partnership interests to investors in this offering. The following description summarizes important terms of the company's limited partnership interests. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s Certificate of Limited Partnership and its limited partnership agreement, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

Limited partnership interests

General

The Company is a Delaware limited partnership organized on January 24, 2019 under the Delaware Revised Uniform Limited Partnership Act, or Delaware LP Act, issuing limited partnership interests. The limited partnership interests in the company will be denominated in units of limited partnership interests (“units”). Each unit will be equal to $5.00 in capital contributions. Our limited partnership agreement provides that we may issue an unlimited number of units with the approval of the General Partner and without limited partner approval.

All of the units offered by this offering circular will be duly authorized and validly issued. Holders of units have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the company and no preferential rights to distributions. However, holders of our units will be eligible to participate in our quarterly redemption plan, as described below in “—Redemption Plan.”

Distributions

Subject to the applicable provisions of law, and beginning on the earlier of (i) twelve months from the date of admission of the first Limited Partner (not including the General Partner) is admitted to the Partnership or (ii) the Partnership’s investments in real estate assets begin generating sufficient cashflows, the General Partner may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the Partnership to the Limited Partners.

Voting Rights

Certain actions of the company require of a vote of limited partners holding a majority in of the issued and outstanding limited partnership interests.

The following actions of the General Partner cannot be performed without an affirmative vote of limited partners holding a majority of the issued and outstanding interests:

(a) the Partnership's merger with or conversion into another entity;

(b) a transaction, not expressly permitted by this Agreement, involving a conflict of interest between the General Partner and the Partnership; or

(c) an amendment to the Limited Partnership Agreement that materially or adversely affects the rights of the limited partners to receive distributions, withdraw from the Partnership or their voting rights.

Further, the limited partners may elect a new general partner in limited circumstances, including where there previous General Partner is no longer the General Partner and did not select an affiliate as a successor. The limited partners may also remove the General Partner by an affirmative vote of those holding a majority of interests in cases where the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the Partnership.

Finally, a vote of limited partners holding a majority in of the issued and outstanding limited partnership interests may amend the limited partnership agreement.

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Dissolution

The company will continue until (a) dissolved under the partnership agreement unless sooner dissolved or terminated under the Delaware Revised Uniform Partnership Act; (b) the decision of the General Partner to dissolve the Partnership, in its sole and absolute discretion; (c) any event that makes the Partnership ineligible to conduct its activities as a limited partnership under the Delaware Revised Uniform Partnership Act; or (d) otherwise by option of law.

Transfer Restrictions

No units may be transferred if in the judgment of the General Partner, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the partnership as a limited partnership or, cause a termination of the partnership for federal income tax purposes.

Quarterly Net Asset Value Share Price Adjustments

Our General Partner set our initial offering price at $5.00 per unit, which will continue to be the purchase price of the company’s units until the date that is one year from the date on which the Offering Statement of which this offering circular forms a part is qualified by the SEC. Thereafter, the per unit purchase price in this offering will be adjusted every fiscal quarter and, as of January 1st, April 1st, July 1st and October 1st of each year (or as soon as commercially reasonable and announced by us thereafter), will be equal to the greater of (i) $5.00 per unit or (ii) our net asset value (“NAV”) divided by the number of units outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day. For example, during the fiscal quarter October 1 through December 31, 2020, the purchase price of units will equal the Net Asset Value per share calculated as of the close of business on September 30, 2020, prior to giving effect to any share purchases or redemptions to be effected on September 30, 2020.

Beginning after the date that is one year from the date on which the Offering Statement of which this offering circular forms a part is qualified by the SEC, we will file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per unit that will be applicable for such fiscal quarter, which we refer to as the pricing supplement. As long as this offering continues, we will disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. We will use commercially reasonable efforts to monitor whether a material event occurs in between quarterly updates of NAV that would cause our NAV per unit to change by 5% or more from the last disclosed NAV. While this offering is ongoing, if we reasonably believe that such a material event has occurred, we will calculate and disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable and will update the NAV information provided on our website. We will also use that updated NAV per unit as the offering price for new units for the remainder of that fiscal quarter.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per unit applicable to such fiscal quarter. Thus, even if settlement occurs in the following quarter, the purchase price for the units will be the price in effect at the time the subscription was received.

Redemption Plan

While limited partners should view this investment as long-term, with poor liquidity, we have adopted a redemption plan whereby, on a monthly basis, an investor may have the opportunity to obtain liquidity. The General Partner has designed our redemption plan with a view towards providing investors with an initial period during which to decide whether a long-term investment in the company is appropriate for their portfolio. In addition, despite the illiquid nature of the assets expected to be held by the company, the General Partner believes it is in the best interest of all limited partners to provide the opportunity for limited quarterly liquidity in the event a limited partner needs it, by offering a discounted redemption price prior to year 2. The difference between the NAV and the discounted value would accrue to limited partners who have not requested redemption. Our General Partner does not receive any economic benefit as a result of the discounted redemption price through year 2.

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Pursuant to our redemption plan, a limited partner may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 10,000 units or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

For the first eighty-nine (89) days following the settlement of the units subject to the redemption request (the “Introductory Period”), the per unit redemption price will be equal to the purchase price of the units being redeemed reduced by

(i)        the aggregate sum of distributions paid with respect to such units, rounded down to the nearest cent and

(ii)       the aggregate sum of distributions, if any, declared but unpaid on the units subject to the redemption request.

In other words, a limited partner would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

Beginning with the ninetieth (90th) day following the settlement of the units subject to the redemption request (the “Post-Introductory Period”), the per unit redemption price will be calculated based on a declining discount to the per unit price for our units in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain aggregate liquidity limitations, which may vary depending on the underlying liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the units that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such units prior to the date of the redemption request or (ii) declared but unpaid on such units with record dates during the period between the redemption request date and the redemption date.

Holding Period from Date of Settlement	Effective Redemption Price
	(as percentage of per unit redemption price)(1)
Less than 90 days (Introductory Period)	100	%(2)(3)
90 days until 6 months	97.0	%(4)
6 months to 1 year	98.0	%(5)
1 year to 2 years	99.0	%(6)
More than 2 years	100.0	%(7)

(1)       The Effective Redemption Price will be rounded down to the nearest $0.01.

(2)       The per unit redemption price during the Introductory Period is calculated based upon the purchase price of the units, not the per unit price in effect at the time of the redemption request.

(3)       The Effective Redemption Price during the Post-Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such units, the amount of which we are unable to calculate at this time.

(4)       For units held at least ninety (90) days but less than six (6) months, the Effective Redemption Price includes the fixed 3% discount to the per unit price for our units in effect at the time of the redemption request.

(5)       For units held at least six (6) months but less than one (1) year, the Effective Redemption Price includes the fixed 2% discount to the per unit price for our units in effect at the time of the redemption request.

(6)       For units held at least one (1) year but less than two (2) years, the Effective Redemption Price includes the fixed 1% discount to the per unit price for our units in effect at the time of the redemption request.

(7)       For units held at least two (2) years, the Effective Redemption Price does not include any discount to the per unit price for our units in effect at the time of the redemption request.

 As limited partners must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

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The following is a brief comparison of our redemption plan during the Introductory Period (up to 90 days after acquiring the units) and the Post-Introductory Period (90 days or more after acquiring the units), which is qualified in its entirety by the disclosure contained herein.

SUMMARY OF REDEMPTION PLAN
	Introductory Period	Post-Introductory Period
Duration	First 89 days after settlement	90 days or more after settlement
Redemption Price	100% of purchase price less distributions paid and distributions declared and to be paid less third-party costs	97-100% of NAV (no reduction for distributions) less third-party costs
Timing to submit request	At least 60 days prior to the effective redemption date (but in no event 90 or more days after first acquiring the units)	At least 60 days prior to the effective redemption date
Last Date to Withdraw Request	Up to effective redemption date	Up to effective redemption date
Date of Redemption Payment	Within 3-5 business days of the effective redemption date	Within 3-5 business days of the effective redemption date
Frequency	Monthly (after a minimum 60 day waiting period after the submission of the redemption request)	Monthly (after a minimum 60 day waiting period after the submission of the redemption request)
Minimum Amount of Shares Redeemed Per Shareholder	None	None
Maximum Amount of Shares Redeemed Per Redemption Request	10,000 units or $50,000, whichever is less	10,000 units or $50,000, whichever is less

We have the right to monitor the trading patterns of limited partners or their financial advisors and we reserve the right to reject any purchase or redemption transaction at any time based on what we deem to be a pattern of excessive, abusive or short-term trading. We expect that there will be no regular secondary trading market for our units. However, in the event a secondary market for our units develops, we will terminate our redemption plan.

Redemption of our units will be made monthly upon written request to us at least sixty (60) days prior to the effective redemption date; provided, however, written requests for units to be redeemed during the Introductory Period must be delivered to our General Partner prior to the end of such limited partner's Introductory Period. Our General Partner intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Limited partners may withdraw their redemption request at any time prior to the effective redemption date.

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We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests made in any given time period. In the event our General Partner determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the units for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, units will be redeemed on a pro-rata basis, if at all.

We intend to limit limited partners to one (1) redemption request outstanding at any given time, meaning that, if a limited partner desires to request more or less units be redeemed, such limited partner must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold units with more than one record date, redemption requests will be applied to such units in the order in which they settled, on a last in first out basis – meaning, those units that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend to limit limited partners to redemption requests of no more than the 10,000 units or $50,000, whichever is less.

We intend to limit redemptions in any calendar month to units whose aggregate value (based on the repurchase price per unit in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding units as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to units whose aggregate value (based on the repurchase price per unit in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding units as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our General Partner may elect to increase or decrease the amount of units available for redemption in any given month, as these commercial real estate assets are paid off or sold, but in no event will we redeem more than 5.00% of the units outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem units under the redemption plan.

Furthermore, a limited partner requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges.

In addition, our General Partner may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed limited partners, to prevent an undue burden on our liquidity, following any material decrease in our NAV, to comply with the PTP Safe Harbor, or for any other reason. Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U.

For more information about our redemption plan or to submit a redemption request, please contact us by email.

Reports to Limited Partners

Our limited partnership agreement requires that we use commercially reasonable efforts to cause the Company to prepare and deliver, or cause its accountants to prepare and deliver, to limited partners a Schedule K-1 by March 15th in the year following the end of each fiscal year.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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FINANCIAL STATEMENTS

CALTIER FUND I, LP

FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT

JANUARY 23, 2019

48

CALTIER FUND I, LP

JANUARY 23, 2019

TABLE OF CONTENTS

FINANCIAL STATEMENTS

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INDEPENDENT AUDITORS’ REPORT

To the Investment Committee of the

CalTier Fund I, LP:

Report on the Financial Statements

We were engaged to audit the accompanying financial statements of CalTier Fund I, LP (the “Partnership”), which comprise the statement of financial condition as of January 23, 2019, and the related statements of operations and changes in partner’s capital/(deficit), and cash flows for the inception date of January 23, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considered internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our unqualified audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CalTier Fund I, LP as of January 23, 2019, and the results of its operations and its cash flows for the inception date of January 23, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ PKF, LLP
San Diego, California	PKF, LLP
June 5, 2019

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CALTIER FUND I, LP

STATEMENT OF FINANCIAL CONDITION

JANUARY 23, 2019

ASSETS
Deferred offering costs	$27,500
Total assets	$27,500

LIABILITIES AND PARTNERS' DEFICIT
Liabilities
Accrued expenses and other liabilities	$31,948
Total liabilities	31,948

Partners' deficit	(4,448)

Total liabilities and partners' deficit	$27,500

See Notes to Financial Statements

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CALTIER FUND I, LP

STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS’ CAPITAL/(DEFICIT)

FOR INCEPTION DATE OF JANUARY 23, 2019

INVESTMENT INCOME	$-
EXPENSES
Professional fees and other	4,448
Total expenses	4,448

NET LOSS	$(4,448)

PARTNERS' CAPITAL/(DEFICIT), BEGINNING OF PERIOD	$-
Capital contributions	-
Capital withdrawals	-
Net loss per above	(4,448)
PARTNERS' CAPITAL/(DEFICIT), END OF PERIOD	$(4,448)

See Notes to Financial Statements

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CALTIER FUND I, LP

STATEMENT OF CASH FLOWS

FOR INCEPTION DATE OF JANUARY 23, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,448)
Changes in operating assets and liabilities:
Accrued expenses and other liabilities	31,948
Net cash provided by operating activities	27,500

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred offering costs	(27,500)
Net cash used in financing activities	(27,500)
Net changes in cash and cash equivalents	-
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$-

See Notes to Financial Statements

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – Nature of Operations

Nature of Operations

CalTier Fund I, LP (the “Partnership”), was formed on January 23, 2019 and is organized as a Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The Fund will be managed by CalTier Realty, LLC, a California limited liability Partnership (the “General Partner”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition Partnership focusing on acquiring assets either on its own behalf or with strategic partner(s). The Partnership was formed to raise funds under Regulation A of Title IV of the Jobs Act. Initially, the Partnership intends to raise up to $50 million from a wide range of individual and institutional investors, with a primary focus on international investors and individual non-accredited investors, to acquire multi-family and commercial real estate. Each Limited Partner’s liability is limited to the Partner’s capital contribution.

As of January 23, 2019, the Partnership has not commenced planned principal operations nor generated revenue. The Partnership’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Partnership commences its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

The Partnership’s investment period will commence on the date of the initial closing and expires on the earlier of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (iii) the date at which the offering is terminated by the General Partner. The Partnership shall continue indefinitely unless all investments are sold and distributions made to the Limited Partners or at the sole discretion of the General Partner at any point in time.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Partnership is an investment Partnership and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balances

The Partnership considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased. The Partnership’s cash and cash equivalents in bank accounts, at times, may exceed federally insured limits. The Fund has not experienced any losses due to these limits.

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the General Partner. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the General Partner considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Partnership’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Partnership also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Partnership may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Partnership may depend on to finance certain of its investments. These market developments have had a significant adverse impact on the Partnership’s liquidity position, results of operations and financial condition and may continue to adversely impact the Partnership if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Partnership from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Fair Value Measurement (continued)

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, Other Expenses, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Risks and Uncertainties

The Partnership has no operating history and has not generated revenue from operations. The Partnership’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Partnership’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Partnership’s financial conditions and the results of operations.

Deferred Offering Costs

The Partnership complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - Expenses of Offering. Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Partnership intends to commence during 2019 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statement of Financial Condition. The deferred offering costs will be charged to Partners’ capital upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $27,500 are capitalized to the Statement of Financial Condition as of January 23, 2019.

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Income Taxes

The Partnership is a limited liability Partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the members on their individual tax returns.

The Partnership complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

Subsequent Events

The Partnership evaluated all significant events or transactions that occurred through June 5, 2019, the date these financial statements were available to be issued.

NOTE 3 – Management Fees and Other Transactions with Affiliates

The Limited Partnership Agreement describes the terms under which the General Partner will manage the Partnership. The Partnership is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Partnership’s General Partner and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the Partnership.

Deferred offering costs of $27,500 along with other general expenses were incurred by a related party on the Partnership’s behalf and are shown as a related party advance on the Statement of Financial Condition. This related party advance is unsecured, interest-free, and repayable on demand.

Asset Management Fee

The Partnership will pay the General Partner an asset management fee equal to an annualized rate of 3.0%, which will be based on the net offering proceeds as of the end of each quarter, and thereafter will be based on Partnership’s Net Asset Value (“NAV”) at the end of each prior quarter. This fee will be payable quarterly.

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – Management Fees and Other Transactions with Affiliates (Continued)

Asset Acquisition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 1.0%-2.5% of the investment’s purchase price. This fee will be paid at the discretion of the General Partner, but no later than the liquidation of the real estate investment.

Construction Management Fee

For each real estate investment, for which the Partnership will require to construct or renovate, the Partnership will pay its General Partner or its designated affiliate 5.0%-7.5% of the construction or renovation budget. This fee will be paid at the completion of the construction or renovation is substantially complete.

Disposition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 0.5%-1.0% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Property Management Fee

The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an affiliate of the General Partner). In the event that the General Partner (or an affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable affiliate a market-rate property management fee.

NOTE 4 – Partners’ Capital

Limited Partners have no rights, power, or authority to act for or bind the Partnership. No Limited Partner shall take any part in the conduct or control of the Partnership’s business and each Limited Partner shall only have the right to vote upon Partnership matters for election of successor General Partner, dissolution of the Partnership, other matters, consents, and approvals. The General Partner is authorized to cause the Partnership to pay all expenses relating to the formation and organization of the Partnership. Each Limited Partner’s interest in the Partnership is represented by units of interest (“units”) that entitles the holder to all of the rights and interest of the holder under the agreement, including, without limitation, the right to share in the net profits, net losses, cash flow, distributions, and capital of the Partnership.

Allocations of Profits and Losses

Net profits and net losses shall be determined separately for each investment in such manner as is determined in the sole and absolute discretion of the General Partner. Any net profits or net losses that are not directly attributable to any investment shall be allocated among any or all of the investments in such manner as is determined in the sole and absolute discretion of the General Partner.

Specific allocation of net losses and net profits will be allocated to the partners in accordance with the provisions as described in the Agreement of Limited Partnership.

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – Partners’ Capital (Continued)

Distributions

Distributions of net profits will not be made to the Limited Partners until the earlier of: (i) twelve (12) months from the date of admission of the first Limited Partner is admitted to the Partnership pursuant to the offering, or (ii) the Partnership’s investments in real estate assets begin generating cash flows, in the sole and absolute discretion of the General Partner, to the extent that cash is available.

Redemptions

A Limited Partner may request limited quarterly withdrawals from the Partnership by offering a discounted redemption price prior to holding the investment for two (2) years. Pursuant to this limited redemption, a Limited Partner may only have one outstanding redemption request at any given time and request redemptions up to the lessor of 10,000 units or $50,000. The discounted redemption will range between 1.0% and 3.0% based on the holding period of the investment and partially at the discretion of the General Partner based on the liquidity of the Partnership and operating cash flow needs.

NOTE 5 – Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties that provide indemnification under certain circumstances. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 6 – Financial Risks and Uncertainties

Liquidity Risk

Liquidity risk is the risk that the Partnership will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increasing or decreasing in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

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CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – Financial Highlights

Pursuant to the American Institute of Certified Public Accountants' Audit and Accounting Guide - Audits of Investment Companies, certain non-registered, non-unitized investment companies are required to disclose certain ratios related to net investment income, expenses, and internal rate of return (“IRR”).

The below ratios are calculated for all Partners taken as a whole and are presented on an annualized basis. The IRR was computed from inception of the Partnership based on the actual dates of the cash inflows and outflows, as applicable, and the residual value of the Partners’ capital account, net of all incentive allocations, as of each measurement date. An individual Partner’s ratios and internal rate of return may vary based on different management fee and incentive arrangements (as applicable) and the timing of capital transactions.

Net investment income ratio	N/A
Expense ratio	100.00%
IRR	0.00%

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PART III

INDEX TO EXHIBITS

2.1	Certificate of Limited Partnership
2.2	Limited Partnership Agreement
4.1	Form of Subscription Agreement
6.1	Posting Agreement with Manhattan Street Capital
11.1	Consent of Independent Auditor*
12.1	Opinion of Counsel*
13.1	Testing the Waters Materials*

* To be provided by amendment to this Offering Circular

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 14, 2019.

CalTier Fund I, LP

By: CalTier Realty, LLC, its General Partner

By:	/s/ Matthew Belcher
Name: Matthew Belcher
Title: Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Belcher
Name: Matthew Belcher
Title: Manager of CalTier Realty, LLC (Chief Executive Officer, and Manager of General Partner)
Date: June 14, 2019

/s/ Travis Hook
Name: Travis Hook
Title: Manager of CalTier Realty, LLC (Chief Financial Officer and Principal Accounting Officer)
Date: June 14, 2019

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